Exhibit 99

Sypris Reports Second Quarter Results

Revenue and Earnings Continue to Post Solid Growth

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 7, 2012--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported financial results for its second quarter ended July 1, 2012.

HIGHLIGHTS

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For the Second Quarter:

  Revenue and gross profit increased 16% and 63%, respectively, from the second quarter of last year.
  Earnings from continuing operations increased to $0.25 per diluted share, up from a loss of $0.08 per diluted share for the prior year period.
  Gross margin increased to 13.4%, up 390 basis points from 9.5% in the second quarter of 2011.
  The Company was added to the Russell 2000 Index effective June 22, 2012 as a result of the annual reconstitution of Russell’s family of indexes.
  Subsequent to quarter end, the Company announced the election of Robert F. Lentz, former Deputy Assistant Secretary of Defense and Chief Information Security Officer for the U.S. Department of Defense, to its Board of Directors.

For the Six Months:

  Revenue and gross profit increased 21% and 58%, respectively, compared to the first six months of last year.
  Earnings from continuing operations increased to $0.52 per diluted share, up from $0.05 per diluted share for the prior year period.
  Gross margin increased to 13.2%, up 310 basis points from 10.1% for the first six months of 2011.

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The Company reported revenue of $98.9 million for the second quarter compared to $85.1 million for the prior year period. The Company’s income from continuing operations for the three months ended July 1, 2012 was $5.0 million, or $0.25 per diluted share, as compared to a loss from continuing operations of $1.6 million, or $0.08 per diluted share, for the prior year period. Net income for the second quarter of 2012 was $4.4 million, or $0.22 per diluted share, as compared to a net loss of $1.6 million, or $0.08 per diluted share, for the prior year period.

For the six months ended July 1, 2012, the Company reported revenue of $195.4 million compared to $160.9 million for the prior year comparable period and income from continuing operations of $10.5 million, or $0.52 per diluted share, as compared to $1.0 million, or $0.05 per diluted share, for the prior year period. Net income for the six months ended July 1, 2012 was $9.7 million, or $0.48 per diluted share, as compared to $0.5 million, or $0.03 per diluted share, for the prior year period.

Net income for the six months ended July 1, 2012 included a gain of $2.6 million in connection with the sale of idle assets and a gain of $0.5 million in connection with the sale of marketable securities. Net income for the six months ended July 3, 2011 included a gain of $3.0 million in connection with a settlement with one of its customers.

“Our Industrial Group continued to show strong results during the quarter, with revenue, margins and income increasing on a year-over-year basis,” said Jeffrey T. Gill, president and chief executive officer. “We expect the improved cost profile and strong operational performance of this business to continue to make a material contribution to the expansion of the Company’s margins and profitability in 2012.”

“Our Aerospace and Defense business benefited from strong product sales to certain overseas customers, resulting in a noteworthy improvement in gross profit during the quarter in comparison with the prior year. And while the business continues to be affected by budgetary and funding uncertainty within the U.S. Department of Defense, the Company continues to pursue new products and programs to replenish its revenue stream.”

The Industrial Group

Revenue for our Industrial Group increased 20% to $82.9 million in the second quarter compared to $68.9 million for the prior year period, primarily as a result of increased demand from customers in the commercial vehicle market and shipments made under new contracts. Gross profit for the quarter increased 26% to $8.9 million, or 10.7% of revenue, compared to $7.1 million, or 10.3% of revenue for the same period in 2011, reflecting the positive conversion associated with the increase in revenue and productivity.

The Electronics Group

Revenue for our Electronics Group was $16.1 million in the second quarter compared to $16.2 million in the prior year period, but up 15.2% sequentially from the first quarter of 2012. Gross profit for the quarter was $4.3 million, or 26.9% of revenue, compared to $1.0 million, or 6.4% of revenue for the same period in 2011, and up sequentially from $2.6 million, or 18.6% of revenue, from the first quarter of 2012.

Outlook

Mr. Gill added, “We will continue to concentrate on the daily execution of our business. We expect recent investments in production cells and automation by our Industrial Group to contribute to further margin expansion going forward. For our Electronics Group, we are planning for a progressive recovery in shipments and margins for this business segment as we move throughout the year.”

“We believe that the Company is well-positioned and our team is focused on delivering improved operational and financial results during the year. We will do so through a relentless focus on execution at every level of our organization.”

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering, design and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for truck components and assemblies and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Each “forward-looking statement” herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly we currently believe that such risks also include: declining revenues and backlog in our aerospace and defense business lines as we attempt to transition from legacy products and services into new market segments and technologies; dependence on, recruitment or retention of key employees; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors; U.S. government spending on products and services that our Electronics Group provides, including the timing of budgetary decisions; our ability to develop new products and programs within the Electronics Group especially in new market segments and technologies; cyber security threats and disruptions; potential impairments, non-recoverability or write-offs of goodwill, assets or deferred costs, including capitalized pre-contract costs related to the development of a replacement for certain aerospace and defense products; potential liabilities associated with discontinued operations, including post-closing indemnifications or claims related to business or asset dispositions; inventory valuation risks including obsolescence, shrinkage, theft, overstocking or underbilling; our inability to successfully launch or sustain new or next generation programs or product features, especially in accordance with budgets or committed delivery schedules; the costs of compliance with our auditing, regulatory or contractual obligations; regulatory actions or sanctions (in each case including FCPA, OSHA and Federal Acquisition Regulations, among others); breakdowns, relocations or major repairs of machinery and equipment; pension valuation, health care or other benefit costs; labor relations; strikes; union negotiations; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; changes or delays in government or other customer budgets, funding or programs; potential weaknesses in internal controls over financial reporting and enterprise risk management; the cost, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; disputes or litigation, involving customer, supplier, lessor, landlord, creditor, stockholder, product liability or environmental claims; the costs and supply of debt, equity capital, or insurance; fees, costs or other dilutive effects of refinancing, compliance with covenants; cost and availability of raw materials such as steel, component parts, natural gas or utilities; volatility of our customers’ forecasts, financial conditions, market shares, product requirements or scheduling demands; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	July 1,	July 3,
	2012	2011
	(Unaudited)
Revenue	$98,912	$85,058
Net income (loss)	$4,438	$(1,550)
Basic income (loss) per common share:
Continuing operations	$0.25	$(0.08)
Discontinued operations	(0.03)	-
Net income (loss) per share	$0.22	$(0.08)
Diluted income (loss) per common share:
Continuing operations	$0.25	$(0.08)
Discontinued operations	(0.03)	-
Net income (loss) per share	$0.22	$(0.08)
Weighted average shares outstanding:
Basic	19,068	18,833
Diluted	19,433	18,833

	Six Months Ended
	July 1,	July 3,
	2012	2011
	(Unaudited)
Revenue	$195,375	$160,868
Net income	$9,726	$502
Basic income (loss) per common share:
Continuing operations	$0.53	$0.05
Discontinued operations	(0.04)	(0.02)
Net income per share	$0.49	$0.03
Diluted income (loss) per common share:
Continuing operations	$0.52	$0.05
Discontinued operations	(0.04)	(0.02)
Net income per share	$0.48	$0.03
Weighted average shares outstanding:
Basic	19,020	18,853
Diluted	19,361	19,047

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	July 1,	July 3,	July 1,	July 3,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Net revenue:
Industrial Group	$82,850	$68,885	$165,372	$128,435
Electronics Group	16,062	16,173	30,003	32,433
Total net revenue	98,912	85,058	195,375	160,868
Cost of sales:
Industrial Group	73,944	61,805	146,544	116,223
Electronics Group	11,745	15,142	23,094	28,386
Total cost of sales	85,689	76,947	169,638	144,609
Gross profit:
Industrial Group	8,906	7,080	18,828	12,212
Electronics Group	4,317	1,031	6,909	4,047
Total gross profit	13,223	8,111	25,737	16,259
Selling, general and administrative	7,698	6,810	15,293	13,673
Research and development	1,035	924	1,429	1,540
Amortization of intangible assets	22	28	44	56
Nonrecurring (income) expense, net	-	-	-	(3,000)
Restructuring (income) expense, net	-	130	-	(123)
Operating income	4,468	219	8,971	4,113
Interest expense, net	105	726	222	1,455
(Gain) on sale of marketable securities	(537)	-	(537)	-
Other (income) expense, net	(457)	275	(2,531)	506
Income (loss) from continuing operations before taxes	5,357	(782)	11,817	2,152
Income tax expense	343	768	1,292	1,200
Income (loss) from continuing operations	5,014	(1,550)	10,525	952
Loss from discontinued operations, net of tax	(576)	-	(799)	(450)
Net income (loss)	$4,438	$(1,550)	$9,726	$502
Basic income (loss) per share:
Income per share from continuing operations	$0.25	$(0.08)	$0.53	$0.05
Loss per share from discontinued operations	(0.03)	-	(0.04)	(0.02)
Net income per share	$0.22	$(0.08)	$0.49	$0.03
Diluted income (loss) per share:
Income per share from continuing operations	$0.25	$(0.08)	$0.52	$0.05
Loss per share from discontinued operations	(0.03)	-	(0.04)	(0.02)
Net income per share	$0.22	$(0.08)	$0.48	$0.03
Dividends declared per common share	$0.02	$-	$0.04	$-
Weighted average shares outstanding:
Basic	19,068	18,833	19,020	18,853
Diluted	19,433	18,833	19,361	19,047

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	July 1,	December 31,
	2012	2011
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$18,549	$18,173
Restricted cash - current	3,000	—
Accounts receivable, net	63,718	42,984
Inventory, net	39,488	33,621
Other current assets	3,748	3,468
Assets held for sale	—	1,739
Total current assets	128,503	99,985
Restricted cash	—	3,000
Investment in marketable securities	1,281	1,749
Property, plant and equipment, net	53,604	56,891
Goodwill	6,900	6,900
Other assets	7,790	7,200
Total assets	$198,078	$175,725
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$62,090	$51,303
Accrued liabilities	26,081	23,569
Total current liabilities	88,171	74,872
Long-term debt	14,000	10,000
Other liabilities	25,898	30,385
Total liabilities	128,069	115,257
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	—	—
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	—	—
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	—	—
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 20,287,275 shares issued and 20,196,210 outstanding in 2012 and 20,108,635 shares issued and 19,995,401 outstanding in 2011	203	201
Additional paid-in capital	149,576	149,160
Retained deficit	(57,797)	(66,722)
Accumulated other comprehensive loss	(21,972)	(22,170)
Treasury stock, 91,065 and 113,234 shares in 2012 and 2011, respectively	(1)	(1)
Total stockholders’ equity	70,009	60,468
Total liabilities and stockholders’ equity	$198,078	$175,725

Note: The balance sheet at December 31, 2011 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Six Months Ended

	July 1,	July 3,
	2012	2011
	(Unaudited)
Cash flows from operating activities:
Net income	$ 9,726	$ 502
Loss from discontinued operations	(799)	(450)
Income from continuing operations	10,525	952
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	6,128	7,285
Gain on the sale of marketable securities	(537)	—
Stock-based compensation expense	925	549
Deferred revenue recognized	(3,946)	(3,442)
Deferred loan costs recognized	39	134
Write-off of debt issuance costs	—	277
Gain on the sale of assets	(2,625)	(578)
Provision for excess and obsolete inventory	610	751
Other noncash items	358	1,062
Contributions to pension plans	(446)	(352)
Changes in operating assets and liabilities:
Accounts receivable	(20,375)	(12,402)
Inventory	(6,393)	(9,352)
Prepaid expenses and other assets	(972)	1,075
Accounts payable	10,777	14,765
Accrued and other liabilities	1,101	1,171
Net cash (used in) provided by operating activities	(4,831)	1,895
Cash flows from investing activities:
Capital expenditures	(2,430)	(2,898)
Proceeds from sale of assets	4,542	575
Changes in nonoperating assets and liabilities	—	34
Net cash provided by (used in) investing activities	2,112	(2,289)
Cash flows from financing activities:
Repayment of former Revolving Credit Agreement	—	(10,000)
Repayment of former Senior Notes	—	(13,305)
Net proceeds from Credit Facility	4,000	22,000
Payments for deferred loan costs	—	(373)
Common stock repurchases	(46)	—
Indirect repurchase of shares for minimum statutory tax withholdings	(462)	(424)
Cash dividends paid	(397)	—
Proceeds from issuance of common stock	—	64
Net cash provided by (used in) financing activities	3,095	(2,038)
Net increase (decrease) in cash and cash equivalents	376	(2,432)
Cash and cash equivalents at beginning of period	18,173	16,592
Cash and cash equivalents at end of period	$ 18,549	$ 14,160

CONTACT:
Sypris Solutions, Inc.
Brian A. Lutes, 502-329-2000
Chief Financial Officer